Exhibit 10.10

AMENDED AND RESTATED
EASTMAN EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of November 1, 2012)

EASTMAN CHEMICAL COMPANY

Exhibit 10.10

AMENDED AND RESTATED
EASTMAN EXECUTIVE DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS
Section    Title
Preamble

Section 1.	Definitions

Section 2.	Deferral of Compensation; Allocations

Section 3.	Deferral Elections

Section 4.	Investment Performance of Accounts

Section 5.	Deferrals and Crediting Amounts to Accounts

Section 6.	Deferral Period

Section 7.	Investment Performance Elections

Section 8.	Payment of Deferred Compensation

Section 9.	Payment of Deferred Compensation After Death

Section 10.	Acceleration of Payment for Unforeseeable Emergency

Section 11.	Non-Competition and Non-Disclosure Provision

Section 12.	Participant's Rights Unsecured

Section 13.	No Right to Continued Employment

Section 14.	Statement of Account

Section 15.	Deductions

Section 16.	Administration

Section 17.	Amendment

Section 18.	Governing Law

Section 19.	Change in Control

Section 20.	Compliance with SEC Regulations

Section 21.	Successors and Assigns

Section 22.	Claims Procedures

Section 23.	Compliance with Section 409A

Exhibit 10.10

AMENDED AND RESTATED
EASTMAN EXECUTIVE DEFERRED COMPENSATION PLAN
Preamble. This Amended and Restated Eastman Executive Deferred Compensation Plan (the “Plan”) is an unfunded, nonqualified deferred compensation arrangement maintained primarily for a select group of management or highly compensated employees of Eastman Chemical Company (“the Company”) and certain of its subsidiaries, within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended. Under this Plan, each Eligible Employee is annually given an opportunity to defer payment of part of his or her cash compensation. In addition, certain amounts not eligible to be contributed to the EIP/ESOP (as defined below) on behalf of Eligible Employees due to certain limitations applicable to that plan are paid on a deferred basis under this Plan.
This Plan originally was adopted effective January 1, 1994, and was subsequently amended and restated effective as of August 1, 2002, August 1, 2007, December 31, 2008, August 4, 2011 and May 2, 2012. As permitted under guidance issued under Code Section 409A, this Plan does not contain provisions retroactive to the effective date of Code Section 409A and guidance issued thereunder. There are no longer any amounts credited to Grandfathered Accounts under the Plan (as that term is defined in the 2008 amended and restated Plan document).
Section 1.    Definitions.

Section 1.1.    “Account” means the account established for a Participant under the Plan. A Participant's Account is further sub-divided into separate Class Year Accounts.

Section 1.2.    “Board” means the Board of Directors of the Company.

Section 1.3.    “Change In Control” means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 1 (a) of a Current Report on Form 8-K, as in effect on December 31, 2001, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company, or any employee benefit plan(s) sponsored by the Company or any subsidiary of the Company, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors; provided, however, that the following will not constitute a Change In Control: any acquisition by any corporation if, immediately following such acquisition, more than 75% of the outstanding securities of the acquiring corporation ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors, or (ii) individuals who constitute the Board on January 1, 2002 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that: any person becoming a director subsequent to January 1, 2002 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, (iii) upon approval by the Company's stockholders of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than 75% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or (iv) upon approval by the Company's stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary of the Company.

Section 1.4.    “Class Year” means each calendar year.

Section 1.5.    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific section of the Code shall be deemed to include any successor or replacement section thereto.

Section 1.6.    “Common Stock” means the $.01 par value common stock of the Company.

Section 1.7.    “Company” means Eastman Chemical Company.

Exhibit 10.10

Section 1.8.    “Compensation Committee” or “Committee” shall mean the Compensation and Management Development Committee of the Board.

Section 1.9.    “Compensation Group” shall mean the Company's internal organization responsible for certain administrative functions under this Plan.

Section 1.10.    “Deferrable Amount” means, for a given fiscal year of the Company, an amount equal to the sum of the Eligible Employee's (i) annual base cash compensation; (ii) annual cash payments under performance incentive and sales incentive plans of the Company in which an Eligible Employee participates and which may be identified by the Compensation Group from time to time as deferrable under this Plan; (iii) stock and stock-based awards under the Omnibus Plan which, under the terms of the Omnibus Plan and the award, are payable in cash and required or allowed to be deferred into this Plan; (iv) any special compensation payable to an Eligible Employee in connection with his or her initial employment with the Company or the acquisition by the Company of such person's previous employer (such as a retention bonus) and (v) to the extent applicable, any non-elective deferrals contributed to this Plan by the Company on behalf of an Eligible Employee (other than an ESOP/RSC Allocation or an Excess 401(k) Matching Allocation). Notwithstanding the foregoing, the Deferrable Amount shall not include (i) any amount that must be withheld from the Eligible Employee's wages for income or employment tax purposes or (ii) with respect to elections made during an Initial Enrollment Period, cash payments to an Eligible Employee under an annual incentive performance plan.

Section 1.11.    “Disability” means the Participant (i) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Applicable Disability Plan (as defined below), or (ii) qualifies for Social Security disability benefits. The “Applicable Disability Plan” shall be the group long-term disability insurance plan offered by the Company to the Participant at the time of the determination. If no group long-term disability insurance plan is being offered to the Participant at the time of such determination, the Participant shall be required to satisfy clause (ii) in order to be declared Disabled for purposes of this Plan.

Section 1.12.    “EIP/ESOP” means the Eastman Investment and Employee Stock Ownership Plan.

Section 1.13.    “Eligible Employee” means a U.S.-based employee of the Company or any of its U.S. Subsidiaries who either:

(a)    has a “Business and Technical” salary grade classification of 49 or above, or of 105 or above, is paid on the Company's payroll and is not party to an agreement that excludes the employee from participation in the Plan, or

(b) has been designated by the Company's Senior HR Executive as eligible to participate in the Plan.

An employee who would be an Eligible Employee except that he or she is not paid on the Company's payroll shall become an Eligible Employee at the time he or she is transferred onto the Company's payroll. If any employee later ceases to be an Eligible Employee, the employee shall continue to be treated as an Eligible Employee for the remainder of the Class Year in which the change occurred that caused the employee to cease to be an Eligible Employee. Consequently, his or her deferral and payment elections for that Class Year shall remain in effect to the end of the Class Year, and any ESOP/RSC Allocation and Excess 401(k) Matching Allocation relating to service performance during such Class Year shall be governed by the Participant's deferral election for such Class Year or the Plan's default payment provisions, as applicable.
Section 1.14.    “Enrollment Period” means the period designated by the Compensation Group each year, provided however, that such period shall end on or before the last business day of the Class Year immediately prior to the Class Year to which the Enrollment Period relates.

Section 1.15.    “ESOP/RSC Allocation” has the meaning assigned to that term in Section 2.2.

Section 1.16.    “Excess Compensation” means the excess, if any, of (1) an Employee's “Company Compensation” as defined in the EIP/ESOP, over (2) the dollar amount under Code Section 401(a)(17) applicable to the EIP/ESOP for a given plan year of the EIP/ESOP.

Section 1.17.    “Excess 401(k) Matching Allocation” has the meaning assigned to that term in Section 2.3.

Section 1.18.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Exhibit 10.10

Section 1.19.    “Final 409A Regulations” means final Treasury Regulations promulgated under Code Section 409A.

Section 1.20.    “Initial Enrollment Period” means, for an Eligible Employee who is newly employed by the Company, the period ending no later than thirty (30) days after the date on which such person became an Eligible Employee, and beginning on such earlier date as may be established by the Compensation Group. For a person who becomes an Eligible Employee through an acquisition by the Company of such person's previous employer, “Initial Enrollment Period” shall mean the period ending no later than thirty (30) days after the date of the acquisition, and beginning on such earlier date as may be established by the Compensation Group. An Eligible Employee who is rehired by the Company may not enroll during the Initial Enrollment Period if he or she was eligible to participate in this Plan (or any plan required to be aggregated with this Plan under the Final 409A Regulations) at any time during the twenty-four (24) month period prior to his or her rehire.

Section 1.21.    “Omnibus Plan” means the Eastman Chemical Company 1994 Omnibus Long-Term Compensation Plan, any successor plan to the Omnibus Plan or any subsequently adopted plan of the Company providing for awards of stock and stock-based compensation to Company employees.

Section 1.22.    “Participant” means an Eligible Employee who (i) elects for one or more Class Years to defer compensation pursuant to this Plan; or (ii) receives an ESOP/RSC Allocation under Section 2.2 or an Excess 401(k) Matching Allocation under Section 2.3 of this Plan.

Section 1.23.    “Plan” means this amended and restated Eastman Executive Deferred Compensation Plan.

Section 1.24.    “Section 16 Insider” means a Participant who is, with respect to the Company, subject to the reporting requirements of Section 16 of the Exchange Act.

Section 1.25.    “Senior HR Executive” has the meaning assigned to that term in Section 10.1.

Section 1.26.    “Stock Fund” has the meaning assigned to that term in Section 4.2.

Section 1.27.    “Termination of Employment” means a separation from service under Code Section 409A and the Final 409A Regulations.

Section 1.28.    “Unforeseeable Emergency” means severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's beneficiary or a dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant's property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.

Section 1.29.    “U.S. Subsidiaries” means the United States subsidiaries of the Company other than those subsidiaries listed on Schedule A.

Section 1.30.    “Valuation Date” means each business day.

Section 2.    Deferral of Compensation; Employer Allocations.

Section 2.1.    Deferrable Amount Election. An Eligible Employee may elect to defer receipt of all or any portion of his or her Deferrable Amount to such person's Account for the applicable Class Year. A Participant may make deferrals under this Plan regardless of whether the Participant elects deferrals under the EIP/ESOP for that Class Year. If, after the start of a Class Year, an Eligible Employee terminates employment with the Company and all of its U.S. Subsidiaries or otherwise ceases to be an Eligible Employee, any previous Class Year deferral election and distribution election relating to a payment or award under the Company's Omnibus Plan and any performance incentive or sales incentive plan of the Company in which an Eligible Employee participates (or relating to any other Deferrable Amount), shall remain in effect for such items of compensation payable with respect to such Class Year.

Section 2.2.    ESOP/RSC Allocation. For any Class Year during which an Eligible Employee has Excess Compensation, then at such time, if any, as the Company makes a contribution to the EIP/ESOP with respect to such Class Year, the Company shall credit to the Eligible Employee's Account under this Plan, an amount equal to the product of (1) the amount

Exhibit 10.10

of such Eligible Employee's Excess Compensation multiplied by (2) the ESOP or RSC contribution percentage for that Class Year under the EIP/ESOP (the “ESOP/RSC Allocation”). Such amount shall be credited according to the Eligible Employee's investment election.

Section 2.3.    Excess 401(k) Matching Allocation. For each Class Year, there shall be credited to the Account of each Eligible Employee an Excess 401(k) Matching Allocation equal in amount to (a) minus (b), where:
(a)    is the aggregate employer matching contributions that the Eligible Employee would have had contributed to his or her account under the EIP/ESOP for such Class Year if his or her Excess Compensation had been taken into account and if the provisions of Code Sections 401(k)(3), 401(m)(2) and 415 had not applied to the EIP/ESOP; and
(b)    is the aggregate employer matching contributions actually contributed to the Eligible Employee's account under the EIP/ESOP for such Class Year.
Notwithstanding the foregoing, an Eligible Employee shall not have an Excess 401(k) Matching Allocation credited to his or her Account unless the Eligible Employee made the maximum deferrals under the EIP/ESOP permitted under Code Section 402(g) for such Plan Year.
Section 3.    Deferral Elections.

Section 3.1.    General. An Eligible Employee who wishes to defer all or any portion of his or her Deferrable Amount must irrevocably elect to do so during the applicable Enrollment Period. The Enrollment Period shall end prior to the first day of the service year with respect to the applicable Deferrable Amount. The “service year” is the Eligible Employee's taxable year in which the services related to the Deferrable Amount will be performed by the Eligible Employee. Elections shall be made annually for each Class Year. An election made during an Enrollment Period shall become irrevocable on the date the Enrollment Period ends. Notwithstanding the foregoing, if the Deferrable Amount is subject to a forfeiture condition requiring the Eligible Employee to perform continuous services for a period of at least 13 months from the date the Eligible Employee obtains a legally binding right to the Deferrable Amount in order to avoid forfeiture of payment of the Deferrable Amount, the Compensation Group may permit the Eligible Employee to file a deferral election with respect to such Deferrable Amount on or before the 30th day after the Eligible Employee obtains the legally binding right to such Deferrable Amount.

Section 3.2.    Elections During the Initial Enrollment Period. Notwithstanding the foregoing, (i) in the first Class Year in which a person becomes an Eligible Employee by reason of being employed by the Company, and (ii) in the first Class Year in which a person becomes an Eligible Employee through an acquisition by the Company of such person's previous employer, the Eligible Employee may elect to defer receipt of all or any portion of his or her Deferrable Amount earned for services performed on and after the first day of the payroll beginning immediately after the date on which the Participant makes the deferral election (the “Initial Payroll Date”), provided that such deferral election is made no later than the last day of the Initial Enrollment Period and that the following conditions are met:

(a)    where the Deferrable Amount will be earned over a specified performance period that began prior to the last day of the Initial Enrollment Period, the amount deferred is limited to an amount equal to the amount payable for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Initial Payroll Date over the total number of days in the performance period, and

(b)    in the case of a rehired Eligible Employee, the Eligible Employee has not been eligible to participate in the Plan (or any plan required to be aggregated with the Plan under the Final 409A Regulations) at any time during the twenty-four month period prior to his or her rehire.

A deferral election made during an Initial Enrollment Period shall become irrevocable at the time it is made.
Section 4.    Investment Performance of Accounts.

Section 4.1.    General. The Company shall designate at least two investment funds and may designate other investment funds to measure the deemed investment performance of each Participant's Account. The designation of any such investment funds shall not require the Company or any of its subsidiaries or affiliates to invest or earmark their general assets in any specific manner. The Company may change prospectively the designation of investment funds from time to time, in its sole discretion, and any such change shall not be treated as an amendment or modification affecting Participants' accruals under the Plan for purposes of Section 17. The investment funds designated by the Company shall be for bookkeeping purposes only.

Exhibit 10.10

Section 4.2.    Company Stock Fund. One of the investment funds designated by the Company pursuant to Section 4.1 shall be an investment fund that is deemed to be primarily invested in shares of Common Stock (the “Stock Fund”).

Section 5.    Deferrals and Crediting Amounts to Accounts.

Section 5.1.    Manner of Electing Deferral. An Eligible Employee may elect to defer compensation by completing the deferral election process established by the Compensation Group. For each Class Year, each Eligible Employee shall elect, in the manner specified by the Compensation Group, (i) the amount and sources of Deferrable Amount to be deferred; (ii) whether deferral of annual base cash compensation is to be at the same rate throughout the year, or at different rates for each calendar quarter of the year; (iii) the investment performance election for the deferral; and (iv) the manner of payment for such Deferrable Amount and for any ESOP/RSC Allocation or Excess 401(k) Matching Allocation relating to services performed for such Class Year. An election to defer compensation shall be irrevocable following the end of the applicable Enrollment Period, but the Participant's investment performance election may be modified by the Participant in the manner specified by the Compensation Group through and including the business day immediately preceding the date on which the deferred amount is credited to the Participant's Account pursuant to Section 5.2.

Section 5.2.    Crediting of Amounts to Accounts. Except as otherwise provided in this Section with respect to Section 16 Insiders, amounts to be deferred each Class Year shall be credited to the Participant's Account as of the date such amounts are otherwise payable and shall be credited in accordance with the Participant's investment performance election made pursuant to Section 7. An ESOP/RSC Allocation which is made pursuant to Section 2.2 with respect to services performed during the Class Year shall be credited to the Participant's Account as of the date the Company makes the contribution to the EIP/ESOP which triggers the ESOP/RSC Allocation under this Plan. An Excess 401(k) Matching Allocation pursuant to Section 2.3 shall be credited to the Participant's Account as soon as practicable following the end of the Class Year to which such Excess 401(k) Matching Allocation relates. Notwithstanding the foregoing, for each Section 16 Insider, each and every Deferrable Amount, when initially credited to the Participant's Account, shall be credited to an investment fund other than the Stock Fund until the next date that dividends are paid on Common Stock, and on such date the Deferrable Amount that would have been initially credited to the Stock Fund but for this sentence shall be deemed to be reallocated, as adjusted for earnings and losses, to the Stock Fund.

Section 6.    Deferral Period. Subject to Sections 9, 10, and 19 hereof, the amounts credited to a Participant's Account and earnings thereon will be deferred until the Participant dies, becomes Disabled or has a Termination of Employment. Any such election shall be made during the applicable Enrollment Period or Initial Enrollment Period on the deferred compensation form referenced in Section 5 above. The payment of a Participant's Account shall be governed by Sections 8, 9, 10, and 19, as applicable.

Section 7.    Investment Performance Elections.

Section 7.1.    Investment Performance Elections. Each Participant shall file an initial investment performance election with the Compensation Group with respect to the investment of the Participant's Account. The election shall designate the investment fund or funds which shall be used to measure the investment performance of the Participant's Account. The election shall be made within such time period and on such form as the Compensation Group may prescribe and shall be made in whole percentages of the Participant's Account balance or the Deferrable Amount to be credited to the Participant's Account, as applicable. If the Participant does not file an investment performance election, his Account shall be credited with earnings and losses based on the performance of a default investment fund selected by the Company in its discretion.

Section 7.2.    Changing Investment Performance Elections. A Participant may change his or her election in Section 7.1 with respect to his or her Account by filing an appropriate notice with the Compensation Group in accordance with procedures established by the Compensation Group. A Participant may reallocate the current balance of his or her Account, thereby changing the investment fund or funds used to measure the future investment performance of his or her existing Account balance, by filing a notice with the Compensation Group.

Section 7.3.    Special Rules for Section 16 Insiders. A Section 16 Insider may only elect to reallocate between the Stock Fund and one or more of the Plan's other investment funds if he or she has made no election within the previous six months to effect an “opposite way” fund-switching (i.e., transfer out versus transfer in) transfer into or out of the Stock Fund or the EIP/ESOP, or any other “opposite way” intra-plan transfer or plan distribution involving a Company equity securities fund which constitutes a “Discretionary Transaction” as defined in Rule 16b-3 under the Exchange Act. In addition, and notwithstanding the foregoing, a Section 16 Insider's Deferrable Amount that is initially deemed to be invested in an

Exhibit 10.10

investment fund other than the Stock Fund as provided in Section 5.2, shall be reallocated, following such initial allocation, to the Stock Fund in the manner provided in Section 5.2.

Section 7.4.    Distributions. All distributions from a Participant's Account shall be made in cash. Pending the complete distribution of the Account of a Participant, the Participant shall continue to be able to make elections pursuant to this Section 7.

Section 7.5.    Responsibility for Investment Performance Elections. Each Participant is solely responsible for any investment performance election that he or she makes pursuant to this Section 7. Each Participant accepts all investment risks entailed by such elections, including the risk of loss and a decrease in the value of the amounts credited to his or her Account.

Section 8.    Payment of Deferred Compensation.

Section 8.1.    Background. No payment may be made from a Participant's Account except as provided in this Section 8 and Sections 9, 10, and 19.

Section 8.2.    Manner of Payment. Payment of a Participant's Account shall be made in a single lump sum or annual installments, as elected by the Participant pursuant to this Section 8 for each Class Year. The payment election shall apply to all amounts deferred with respect to such Class Year, either by election pursuant to Section 2.1 or on a non-elective basis pursuant to Section 2.2. The maximum number of annual installments that may be elected for Class Years ending on or before December 31, 2011 is ten. The maximum number of annual installments that may be elected for a Class Year beginning on or after January 1, 2012 is five. If a Participant elects installments, the amount of each payment shall be equal to the value, as of the preceding Valuation Date, of the Participant's Class Year Account, divided by the number of installments remaining to be paid. All payments from this Plan shall be made in cash.

Section 8.3.    Timing of Payments.

(a)    Subject to Sections 8.3(b), 8.3(c) and 8.3(d), payments shall commence in the year elected by the Participant pursuant to this Section 8, up through the tenth year following the year in which the Participant becomes Disabled or has a Termination of Employment from the Company and all of its U.S. Subsidiaries, but in no event may a Participant elect to have payments commence later than the year the Participant reaches age 71.

(b)    If payment is due from this Plan on account of Termination of Employment (but not death or Disability) and payment is due in a lump sum, the Participant's right to receive such payment will be delayed until the earlier of the Participant's death, Disability or the first business day of the seventh month following the date of the Participant's Termination of Employment (subject to the exceptions specified in the Final 409A Regulations).

(c)    If payment(s) are due from this Plan on account of Termination of Employment (but not death or Disability) and payments are due in annual installments, the Participant's right to begin to receive such payments will be delayed until the earlier of the Participant's death, Disability or the first business day of the seventh month following the date of the Participant's Termination of Employment (subject to the exceptions specified in the Final 409A Regulations) and the remaining installment payments will be paid on the anniversary of the Participant's first installment payment. For purposes of this Plan, each installment payment under an election of installment payments made for a Class Year ending on or before December 31, 2011 shall be considered to be a separate payment for purposes of the Final 409A Regulations. For Class Years beginning on or after January 1, 2012, installment payments under an election of installment payments (or a default payment in the form of installment payments) shall be treated as a single payment for purposes of the Final 409A Regulations.

(d)    If payment(s) are due from this Plan on account of Disability, and payments are due in annual installments, payments from the Participant's Account shall commence as soon as administratively practicable, but no later than ninety (90) days, following the date on which Participant is determined to be Disabled, and the remaining installment payments will be paid on each anniversary of the initial payment date. If payment is due from this Plan on account of Disability in a lump sum, payment shall be made to the Participant as soon as administratively practicable, but no later than ninety (90) days, following the date on which the Participant is determined to be Disabled.

Section 8.4.    Valuation. The amount of each payment shall be equal to the value, as of the preceding Valuation Date, of the Participant's Account, divided by the number of remaining payments to be paid.

Exhibit 10.10

Section 8.5.    Participant Payment Elections. A Participant must elect the method of payment under Section 8.2 and the commencement of payment under Section 8.3 for the amounts deferred with respect to a particular Class Year before the end of the Enrollment Period (or Initial Enrollment Period, if applicable) for that Class Year. If a Participant fails to make a method of payment or commencement of payment election, the default payment provisions of Section 8.6 shall apply. A Participant may elect to subsequently change a payment election only in accordance with the provisions of Section 8.7.

Section 8.6.    Default Payment Distribution Elections. If a Participant does not have a valid election in force at the time of Termination of Employment for any Class Year beginning in 2005 or later, then (i) if the value of his Account as of the Valuation Date immediately following the Participant's date of Termination of Employment is less than ten thousand dollars ($10,000), then the value of his Class Year Account(s) for which a valid distribution election does not exist shall be paid in a single lump sum to the Participant on the first business day of the seventh month following the Participant's Termination of Employment date; and (ii) if the value of his Account as of the Valuation Date immediately following the Participant's date of Termination of Employment is ten thousand dollars ($10,000) or more, then the value of his Class Year Account(s) for which a valid distribution election does not exist shall be paid in five (5) annual installments beginning on the first business day of the seventh month following the Participant's Termination of Employment date with the remaining installments paid to the Participant on each anniversary of the initial payment date.

This Section 8.6 shall apply regardless of the Participant's age on the date of his Termination of Employment.
Section 8.7.    Special Payment Election Rules.
(a)    Notwithstanding Sections 8.2, 8.3, 8.5 and 8.6, if a Participant terminates employment less than one (1) year after the date he first becomes eligible to participate in this Plan, then an election made by the Participant under this Section 8 no later than thirty (30) days after the date he first becomes eligible to participate in this Plan shall continue in effect for the remainder of the Class Year to which such election relates.
(b)    The timing of a distribution of a Participant's Account may not be accelerated, except in the event of an Unforeseeable Emergency or other permissible acceleration of distribution under the following sections of the Final 409A Regulations: Section 1.409A-3(j)(4)(iii) (conflicts of interest), (j)(4)(vi) (payment of employment taxes), (j)(4)(vii) (payment upon income inclusion under Code Section 409A), (j)(4)(ix) (plan terminations and liquidation), (j)(4)(xi) (payment of state, local or foreign taxes), (j)(4)(xiii) (certain offsets) and (i)(4)(xiv) (bona fide disputes).
(c)    Any change which delays the timing of distributions or changes the form of distributions from a Participant's Account may be made only if the following requirements are met:
(i)Any election to change the time and form of distribution may not take effect until at least 12 months after the date on which the election is made;
(ii)Other than in the event of death, the first payment with respect to the election described in (i) above, must be deferred for a period of at least 5 years from the date such payment otherwise would have been made; and
(iii)Any election related to a payment to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment.
Any election to change the time or form of distribution from a Participant's Account must be in effect at least 12 months before the Participant's Termination of Employment in order to be valid. The election shall be irrevocable once it is made.
Section 9.    Payment of Deferred Compensation After Death. If a Participant dies prior to complete payment of his or her Account, the balance of such Account, valued as of the Valuation Date immediately preceding the date payment is made, shall be paid in a single, lump sum payment no later than ninety (90) days after the Participant's death to: (i) the beneficiary or contingent beneficiary designated by the Participant in accordance with procedures established by the Compensation Group, or (ii) in the absence of a valid designation of a beneficiary or contingent beneficiary, the legal representative of the deceased Participant's estate.

Section 10.    Acceleration of Payment for Unforeseeable Emergency.

Section 10.1.    Unforeseeable Emergency. Upon written approval from the Company's senior executive officer responsible for human resources (“Senior HR Executive”), with respect to Participants other than executive officers of the Company, and by the Compensation Committee, with respect to Participants who are executive officers of the Company, and subject to the restrictions in the next two sentences, a Participant, whether or not he or she is still employed by the Company or any of its U.S. Subsidiaries, may be permitted to receive all or part of his or her Account if the Company's Senior HR Executive (or his delegate), or the Compensation Committee, as applicable, determines that the Participant has suffered an Unforeseeable Emergency. The amount distributed may not exceed the amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. A distribution on account of Unforeseeable Emergency may not be made to the extent that such Unforeseeable Emergency is or may be relieved through (i) reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets

Exhibit 10.10

(to the extent the liquidation of such assets would not itself cause severe financial hardship) or (iii) by cessation of deferrals under the Plan.

Section 10.2.    Section 16 Insiders. A Section 16 Insider may only receive a payment under this Section 10 from any portion of his or her Account credited to the Stock Fund if he or she has made no election within the previous six months to effect a fund-switching transfer into the Stock Fund or the Eastman Stock Funds of the EIP/ESOP or any other “opposite way” intra-plan transfer into a Company equity securities fund which constitutes a “Discretionary Transaction” as defined in Rule 16b-3 under the Exchange Act. If such a payment occurs while the Participant is employed by the Company or any of its U.S. Subsidiaries, any election to defer compensation for the year in which the Participant receives a payment shall be ineffective as to compensation earned for the pay period following the pay period during which the payment is made and thereafter for the remainder of such Class Year and shall be ineffective as to any other compensation elected to be deferred for such Class Year.

Section 10.3.    Pro Rata Withdrawal. A Participant's election to receive payment of less than all of the balance credited to his or her Account under Section 10.1 above shall be applied pro rata to all of the investment funds to which the Participant's Account is credited under this Plan.

Section 11.    Non-Competition and Non-Disclosure Provision. Participant will not, without the written consent of the Company, either during his or her employment by Company or any of its U.S. Subsidiaries or thereafter, disclose to anyone or make use of any confidential information which he or she has acquired during his or her employment relating to any of the business of the Company or any of its subsidiaries, except as such disclosure or use may be required in connection with his or her work as an employee of Company or any of its U.S. Subsidiaries. During a Participant's employment by the Company or any of its U.S. Subsidiaries, and for a period of two years after the termination of such employment, he or she will not, without the written consent of the Company, either as principal, agent, consultant, employee or otherwise, engage in any work or other activity in competition with the Company in the field or fields in which he or she has worked for the Company or any of its U.S. Subsidiaries. The agreement in this Section 11 applies separately in the United States and in other countries but only to the extent that its application shall be reasonably necessary for the protection of the Company. Any consent of the Company under this Section shall be provided by the Senior HR Executive.

Section 12.    Participant's Rights Unsecured. The benefits payable under this Plan shall be paid by the Company each year out of its general assets. To the extent a Participant acquires the right to receive a payment under this Plan, such right shall be no greater than that of an unsecured general creditor of the Company. No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against a Participant. The Stock Fund shall not confer on any Participant the right to exercise any of the rights or privileges of a shareowner of Common Stock.

Section 13.    No Right to Continued Employment. Participation in this Plan shall not give any employee any right to remain in the employ of the Company or any of its U.S. Subsidiaries. The Company and each employer U S. Subsidiary reserve the right to terminate any Participant at any time.

Section 14.    Statement of Account. Statements will be made available no less frequently than annually to each Participant or his or her estate showing the value of the Participant's Account.

Section 15.    Deductions. The Company will withhold to the extent required by law an applicable income and other taxes from amounts deferred or paid under this Plan.

Section 16.    Administration.

Section 16.1.    Responsibility. Except as expressly provided otherwise herein, the Compensation Committee shall have total and exclusive responsibility to control, operate, manage and administer this Plan in accordance with its terms.

Section 16.2.    Authority of the Compensation Committee. The Compensation Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to this Plan. Without limiting the generality of the preceding sentence, the Compensation Committee shall have the exclusive right to interpret this Plan, to determine eligibility for participation in this Plan, to decide all questions concerning eligibility for and the amount of benefits payable under this Plan, to construe any ambiguous provision of this Plan, to correct any default, to supply any omission, to reconcile any inconsistency, and to decide any and all questions arising in the administration, interpretation, and application of this Plan.

Exhibit 10.10

Section 16.3.    Discretionary Authority. The Compensation Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under this Plan including, without limitation, its construction of the terms of this Plan and its determination of eligibility for participation and benefits under this Plan. It is the intent that the decisions of the Compensation Committee and its action with respect to this Plan shall be final and binding upon all persons having or claiming to have any right or interest in or under this Plan and that no such decision or action shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

Section 16.4.    Authority of Senior HR Executive. Where expressly provided for under Sections 1.13 (b), 10, 11 and 22, the authority of the Compensation Committee is delegated to the Company's Senior HR Executive, and to that extent the provisions of Section 16.1 through 16.3 above shall be deemed to apply to such Senior HR Executive.

Section 16.5.    Delegation of Authority. The Compensation Committee may provide additional delegation of some or all of its authority under this Plan to any person or persons provided that any such delegation be in writing.

Section 17.    Amendment. The Board may suspend or terminate this Plan at any time; provided that any payments on account of termination of the Plan must comply with the requirements of Section 1.409A-3(j)(4)(ix) of the Final 409A Regulations. In addition, the Board may, from time to time, amend this Plan in any manner without shareowner approval; provided however, that the Board may condition any amendment on the approval of shareowners if such approval is necessary or advisable with respect to tax, securities, or other applicable laws. However, no amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant's accruals in his or her Account as of the date of such amendment, modification, or termination.

Section 18.    Governing Law. This Plan shall be construed, governed and enforced in accordance with the law of Tennessee, except as such laws are preempted by applicable federal law.

Section 19.    Change in Control.

Section 19.1.    Background. The terms of this Section 19 shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan.

Section 19.2.    Amendment On or After Change in Control. On or after a Change in Control, no action, including, but not by way of limitation, the amendment, suspension or termination of this Plan, shall be taken which would affect the rights of any Participant or the operation of this Plan with respect to the balance in the Participant's Account without the written consent of the Participant, or, if the Participant is deceased, the Participant's beneficiary under this Plan (if any).

Section 19.3.    Attorney Fees. The Company shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right such participant may be entitled to under this Plan after a Change in Control; provided, however, the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith. For purposes of this Section 19.3, the legal fees and related expenses must be incurred by the Participant within 5 years of the date the Change in Control occurs. All reimbursements must be paid to the Participant by the Company no later than the end of the tax year following the tax year in which the expense is incurred.

Section 20.    Compliance with SEC Regulations. It is the Company's intent that this Plan comply in all respects with Rule 16b-3 of the Exchange Act, and any regulations promulgated thereunder. If any provision of this Plan is found not to be in compliance with such rule, the provision shall be deemed null and void. All transactions under this Plan, including, but not by way of limitation, a Participant's election to defer compensation under Section 7 and withdrawals in the event of a Hardship or Unforeseeable Emergency under Section 10, shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform this Plan to the Rule's requirements.

Section 21.    Successors and Assigns. This Plan shall be binding upon the successors and assigns of the parties hereto.

Exhibit 10.10

Section 22.    Claims Procedures.

(a)    Benefits under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them. In accordance with Section 16.4, the Committee has determined that all claims for benefits under the Plan shall be submitted to the Senior HR Executive, which shall have the initial responsibility for determining the eligibility of any Participant or beneficiary for benefits. Applications for benefits shall be submitted within two years of the later of (i) the date on which payment of benefits under the Plan was made, or (ii) the date on which the action complained or grieved of occurred. The Senior HR Executive may adopt forms for the submission of claim for benefits in which case all claims for benefits shall be filed on such forms.

(b)    Any claims for benefits shall be made in writing and shall set forth the facts which such Participant or beneficiary believes to be sufficient to entitle him to the benefit claimed. Each such claim must be supported by such information and data as the Senior HR Executive deems relevant and appropriate. Evidence of age, marital status (and, in the appropriate instances, health, death or Disability), and location of residence shall be required of all claims for benefits.

(c)    If a claim for benefits is denied in whole or in part, the Senior HR Executive shall give the claimant written notice of the decision within ninety (90) days of the date the claim was submitted. Such written notice shall set forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial; (ii) specific references to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and (iv) appropriate information about the steps to be taken if the claimant wishes to submit the claim for review of the denial.

(d)    The ninety-day period for review of a claim for benefits may be extended for an additional ninety (90) days by a written notice to the claimant setting forth the reason for the extension, which notice shall be furnished to the claimant before the end of the original ninety (90) day period.

(e)    The Committee has delegated to the Investment Plan Committee of the EIP/ESOP (“IPCO”) the authority to review appeals of adverse benefit determinations under this Plan. If a claim for benefits is denied in whole or in part, the claimant or his duly authorized representative, at the claimant's sole expense, may appeal the denial to IPCO within sixty (60) days of receipt of the denial. In pursuing his appeal, the claimant or his duly authorized representative:
(i)    may request in writing that IPCO review the denial;
(ii)    may review pertinent documents; and
(iii)    may submit issues and comments in writing.

(f)    The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one-hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty-day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and in the event of an adverse decision on review shall give the specific reason or reasons for the denial, shall include specific references to the provision of the plan on which any claim denial is based, and shall inform the claimant that access will be afforded to all documents pertinent to the claim for benefits. No action at law or in equity to recover benefits under the Plan shall be commenced later than one year from the date a decision on review is furnished to the claimant.

(g)    All power and authority granted to the Committee for purposes of this provision may be delegated by the Committee to any person, committee, or entity pursuant to a specific or general delegation.

Section 23.    Compliance with Section 409A. At all times during each Class Year, this Plan shall be administered and interpreted in accordance with the requirements of Code Section 409A and the Final 409A Regulations. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

Exhibit 10.10

SCHEDULE A

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